Exhibit 99.1

Investor and Media Inquiries:
David A. Christiansen
(610) 208-3065
dchristiansen@cartech.com

CARPENTER TECHNOLOGY REPORTS FIRST QUARTER RESULTS

●	First quarter net sales excluding surcharge down 38% from year earlier.
●	First quarter net loss of $9.3 million or $0.21 per diluted share.
●	First quarter positive free cash flow of $17.8 million.

WYOMISSING, Pa., October 27, 2009 -- Carpenter Technology Corporation (NYSE:CRS) today reported a net loss of $9.3 million or $0.21 per diluted share for the fiscal first quarter ended September 30, 2009. This compares with income of $25.8 million or $0.58 per diluted share for the same quarter a year earlier. First quarter results included non-cash net pension expense of $0.21 per diluted share versus $0.06 per diluted share in the same quarter last year.  First quarter net sales, excluding surcharge, were down 38 percent compared to last year.  For the quarter, the Company had $17.8 million in positive free cash flow.

"We continue to expect that our revenue level has bottomed this quarter and will improve quarter-to-quarter over the balance of the year,” said Gregory A. Pratt, chairman and interim chief executive officer. “While we predict the pace of economic recovery will vary considerably among markets, we are seeing more balanced inventories in certain segments of our business including aerospace engines, power generation and automotive. Our financial goals and expectations remain intact for the year.

“We will maintain our focus on reducing costs in all areas, improving our manufacturing efficiencies and responding to recovery within all of our markets,” said Pratt.  “We will also continue our investment in key emerging markets, research and development and new market initiatives to drive long term growth and value creation.”

First Quarter Results

Financial highlights for the first quarter include:

(in millions, except per share amounts & pounds sold)	1Q 2010	1Q 2009
Net Sales	$233.7	$413.7

Net Sales Excluding Surcharge (a)	$187.9	$301.9

Net (Loss)/Income	$(9.3)	$25.8

Diluted (Loss) Earnings per Share	$(0.21)	$0.58

Net Pension Expense per Share (a)	$(0.21)	$(0.06)

Free Cash Flow (a)	$17.8	$12.7

Pounds Sold (000)	34,050	48,742

(a) non-GAAP financial measure that is explained in the attached tables

Net sales for the first quarter were $233.7 million, a decline of 44 percent from a year earlier.  Excluding surcharge revenue, net sales were $187.9 million, or 38 percent lower than the same quarter a year ago.

Total pounds sold in the first quarter declined 30 percent from the first quarter a year ago. Volumes shipped by the Premium Alloys Operations segment decreased 50 percent as a result of lower demand and excess supply chain inventory in the aerospace and energy markets. Pounds sold by the Advanced Metals Operations segment dropped 24 percent due to lower industrial, automotive and consumer demand.

Gross profit was $19.2 million in the first quarter compared with $73.7 million a year earlier. Excluding surcharge revenue, gross margin was 10.2 percent, compared with 24.4 percent last year. The lower gross margin primarily resulted from reduced demand levels and correspondingly higher volume related costs.  The margin was also adversely affected by a leaner mix of products including lower demand for premium alloys for energy and aerospace applications, and the portion of higher pension expense within cost of sales.

SG&A expenses were $32.5 million, a decrease of 3 percent from the 2009 first quarter. Excluding the impact of changes in net pension expense, SG&A improved by 10 percent over last year.

Operating income was a loss of $13.3 million, compared with income of $40.3 million for the 2009 first quarter. Excluding surcharge revenue, operating margin was negative 7.1 percent, down from a positive 13.3 percent last year.

Other income was lower by $2.4 million primarily driven by reduced interest income.  The income tax provision in the first quarter was a benefit of $6.8 million or 42.2 percent of the pre-tax loss, compared with an income tax expense of $13.9 million or 35.0 percent of pre-tax income a year ago.

Net loss in the first quarter was $9.3 million or $0.21 per diluted share, compared with net income of $25.8 million or $0.58 per diluted share for the first quarter a year earlier.

Free cash flow, defined as cash from operations less net capital expenditures and dividends, was a positive $17.8 million in the first quarter.  This primarily reflects a tax refund received in the quarter for overpayments in the prior year and is included in other current assets on the cash flow statement.  By quarter end, our cash balance increased to $375 million against outstanding debt of $279 million.

Markets

Aerospace market sales were $102.9 million in the first quarter, down 35 percent compared with the same period a year ago. Excluding surcharge revenue, aerospace sales were down 30 percent on 22 percent lower volume.  The decline reflected lower airplane build levels, reductions of inventory in the supply chain and a leaner mix.  Fastener demand, in particular, continues to be soft with excess inventory remaining at manufacturers and distributors and a longer lead time to builds. Supply chain inventory for jet engine materials is now in better balance and should result in order activity more closely tied to usage.

Industrial market sales in the first quarter were $50.4 million, down 49 percent compared with the first quarter of fiscal 2009. Excluding surcharge, industrial sales decreased 37 percent on 27 percent lower volume.  The decline reflects continuing weak manufacturing demand and lower pricing.

Medical market sales were $25.5 million in the first quarter, down 13 percent from a year earlier, or 10 percent excluding surcharge.  Volumes were up 15 percent in the first quarter reflecting higher demand for CCM+ materials for implant procedures and our improved position in medical instrument applications. The revenue decline came from lower volume and material costs of titanium and a leaner mix of products.

Consumer market sales were $23.4 million, a decrease of 35 percent from the first quarter of fiscal 2009. Excluding surcharge revenue, sales declined 25 percent on 16 percent lower volume. The decline in revenues reflected lower sales primarily in the housing and electronics segments.

Automotive market sales were $19.4 million, a decrease of 49 percent from a year earlier. Excluding surcharge revenue, automotive sector revenues were down 41 percent as volumes declined by 21 percent from a year earlier. As expected, domestic auto production increased in the first fiscal quarter due to the impact of incentive programs and a new model year.  Supply chain inventory has been significantly reduced, which should lead to more demand pull-through for materials.

Energy market sales of $12.1 million represented a decline of 77 percent from the first quarter a year earlier.  Excluding surcharge revenue, energy market sales decreased 79 percent on 81 percent lower volume.  Excess inventories in the supply chain continue to exacerbate an already weak demand for materials used in oil and gas exploration. Inventory levels serving the power generation market have become more stable which should result in increased demand for our products.

Carpenter’s international sales in the quarter, including surcharge, were 72 million dollars, a 53 percent decrease over the same period last year.  International sales represented 31 percent of total sales in the first quarter of fiscal 2010, compared to 37 percent in the prior year. The reduction reflects declines in energy, aerospace and automotive demand, especially in Europe.  As a partial offset, our investment in China has sparked volume growth in that region.

Pension Effects
During the first quarter, the Company recorded pension expense associated with its pension and other post retirement benefit plans of $15.3 million or $0.21 per share which reflects our planned non-cash net pension expense for fiscal 2010 of $61.1 million, or approximately $0.83 per diluted share.  The expense will continue to be allocated equally through the fiscal year.  Based on changes in pension funding rules regarding interest rate assumptions, the Company is no longer required to make a cash contribution to the plan in fiscal 2010.

Sales Excluding Surcharge

This press release includes discussions of net sales as adjusted to exclude the impact of raw material surcharges, which represents a financial measure that has not been determined in accordance with U.S. generally accepted accounting principles ("GAAP"). The Company provides this additional financial measure because management believes removing the impact of raw material surcharges from net sales provides a more consistent basis for comparing results of operations from period to period.

Conference Call

Carpenter will host a conference call and webcast today, October 27, at 9:00 a.m., ET, to discuss financial results and operations for the fiscal fourth quarter. Please call 610-208-2222 for details of the conference call. Access to the call will also be made available at Carpenter's web site (www.cartech.com) and through CCBN (www.ccbn.com). A replay of the call will be made available at www.cartech.com or at www.ccbn.com.

About Carpenter Technology

Carpenter produces and distributes specialty alloys, including stainless steels, titanium alloys, and superalloys. Information about Carpenter can be found on the Internet at www.cartech.com.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter's filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2009 and the exhibits attached to that filing. They include but are not limited to: 1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, industrial, automotive, consumer, medical, and energy, or other influences on Carpenter's business such as new competitors, the consolidation of competitors, customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries; 2) the ability of Carpenter to achieve cost savings, productivity improvements or process changes; 3) the ability to recoup increases in the cost of energy, raw materials, freight or other factors; 4) domestic and foreign excess manufacturing capacity for certain metals; 5) fluctuations in currency exchange rates; 6) the degree of success of government trade actions; 7) the valuation of the assets and liabilities in Carpenter's pension trusts and the accounting for pension plans; 8) possible labor disputes or work stoppages; 9) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; 10) the ability to successfully acquire and integrate acquisitions; 11) the availability of credit facilities to Carpenter, its customers or other members of the supply chain; 12) the ability to obtain energy or raw materials, especially from suppliers located in countries that may be subject to unstable political or economic conditions; and 13) our manufacturing processes are dependent upon highly specialized equipment located primarily in one facility in Reading, Pennsylvania for which there may be limited alternatives if there are significant equipment failures or catastrophic events. Any of these factors could have an adverse and/or fluctuating effect on Carpenter's results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.